ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of July 16, 2007 (this “Agreement”), is by and among Microwave Satellite Technologies, Inc., a New Jersey corporation, with an address at 259-263 Goffle Road, Hawthorne, NJ 07506 (“Purchaser”), Newport Telecommunications Co., a New Jersey general partnership, with an address at 100 Town Square Place, Jersey City, New Jersey 07310 (“Seller”) and, with respect to Section 6 of this Agreement, Telkonet, Inc., a Delaware corporation, with an address at 2034 Seneca Meadows Parkway, Germantown, Maryland 20876-7004 (“Telkonet”).

W I T N E S S E T H:

WHEREAS, Seller owns and operates facilities and holds certain rights over and pursuant to which it provides one or more of the following telecommunications services to its customers at certain residential and commercial properties in the Jersey City, New Jersey development known as Newport which are set forth on Schedule A annexed hereto (collectively, the “Newport Properties”): (i) certain broadband internet services through Cogent Communications and others; and (ii) certain telephone service through Verizon (collectively, the “Broadband Business”); and

WHEREAS, Seller desires to sell and transfer to Purchaser and Purchaser desires to purchase substantially all of the assets of Seller in connection with Seller’s operation of the Broadband Business, as more particularly described herein.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto mutually covenant and agree as follows:

1.    Purchase and Sale; Closing.

(a)    Sale Assets. In consideration of the Purchase Price (as defined in Section 2(a)), Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the following, free and clear of all liens, claims and encumbrances (except as otherwise expressly set forth in this Agreement), on the terms and conditions set forth herein: all properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, including goodwill, owned by Seller in connection with, or relating to, the Broadband Business and those other personal property assets identified on Schedule 4(c) attached hereto (collectively, the “Sale Assets”), including, without limitation, to the extent applicable: (i) all franchises, contracts and other instruments (including without limitation the Business Instruments (as defined in Section 4(e)) and set forth on Schedule 4(e)), all permits, licenses, governmental authorizations, and other intangibles and all goodwill in connection therewith; (ii) all electronic devices, trunk and distribution cable, amplifiers, power supplies, vaults and pedestals, grounding and pole hardware, “Subscriber” (as hereinafter defined) devices (including, without limitation, converters, traps, decoders, switches and fittings) and headend equipment (origination, signal processing and transmission); (iii) all equipment and any inventory (including without limitation the items set forth on Schedule 4(c)); (iv) all Seller’s Subscriber credit information and Subscriber lists for the Broadband Business; (v) all Seller’s rights to enter upon the Newport Properties, including the buildings situated thereon, in order to operate the Broadband Business thereat; (vii) all engineering specifications, maps, plans, diagrams and blue prints, including system engineering drawings and as-built maps for the Broadband Business; and (viii) all books, records and computer files relating to the Broadband Business; provided, however, that the Sale Assets shall not include, and Purchaser shall not acquire any interest in, any of the Excluded Assets (as defined in Section 1(b)).

(b)    Excluded Assets. For purposes of this Agreement, the “Excluded Assets” means (i) Seller’s cash and cash-equivalents as of the Closing Date (as defined in Section 1(c)) and any securities and similar investments, whether marketable or unmarketable; (ii) any and all insurance policies, bonds, letters of credit and other similar items and any rights and claims thereunder; (iii) any and all claims and rights of any nature whatsoever for any period prior to the Closing Date, including, without limitation, any and all claims against former employees or agents of Seller relating to any third-party reimbursements due to Seller for any period prior to the Closing Date, and any and all claims, rights and interests in and to any refunds for taxes or fees of any nature whatsoever for any period prior to the Closing Date; (iv) Seller’s business certificates and partnership records (except to the extent relating to the Broadband Business); (v) Seller’s employee records and records relating to pensions and benefit plans, (vi) Seller’s trademarks, trade names, service marks, service names, logos, websites and similar proprietary rights; (vii) all rights accruing to Seller under this Agreement; (viii) all programming agreements other than those set forth on Schedule 1(b)(viii), provided, that Purchaser shall be entitled to designate as an Excluded Asset any of such agreements set forth on Schedule 1(b), by giving Seller written notice thereof at least thirty (30) days prior to Closing; (ix) Seller’s accounts receivable for services relating to the Broadband Business, including, but not limited to, Seller’s pro-rata portion of its accounts receivable for the services relating to the Broadband Business which were provided during the calendar month in which the Closing occurs (which is acknowledged to be based on the numbers of days in such month prior to the Closing) (provided that any accounts receivable with respect to services provided in connection with the Broadband Business which remain uncollected sixty days after invoices are mailed or 60 days after the Closing, whichever shall occur later, shall become the property of Purchaser); (x) all telephone wire; (xi) all assets of Seller identified on Schedule 1(b)(xi); and (xii) all other assets of Seller other than the Sale Assets.

(c)    Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place simultaneously upon the execution of this Agreement (the “Closing Date”). The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

2.    Purchase Price; Adjustment of Purchase Price.

(a)    Purchase Price. The purchase price for the Sale Assets shall be Two Million Five Hundred Fifty Thousand Dollars ($2,550,000.00) consisting of: (a) One Million Five Hundred and Thirty Thousand Dollars ($1,530,000.00) (the “Stock Consideration”) paid in unregistered shares of $0.001 par value common stock of Telkonet (the “Telkonet Common Stock”) based on the average of the closing price for one share of Telkonet Common Stock for the ten (10) trading days occurring immediately prior to the Closing Date; and (b) One Million Twenty Thousand Dollars ($1,020,000.00) (the “Cash Consideration”, together with the Stock Consideration, as adjusted pursuant to Section 2(b) hereof, the “Purchase Price”) payable by wire transfer. The Purchase Price will be paid by Purchaser as provided in Section 2(b), hereof.

(b)    Adjustment to Purchase Price. The Purchase Price shall be paid as follows: Upon the signing of this Agreement, Five Hundred Ten Thousand Dollars ($510,000.00) shall be delivered to Seller by wire transfer pursuant to wire instructions provided by Seller and the remainder of the Cash Consideration (which is acknowledged to be Five Hundred Ten Thousand Dollars ($510,000.00) (the “Deposited Cash Consideration”) and the Stock Consideration will be deposited by the Purchaser with U.S. Bank Corporate Trust Services (the “Escrow Agent”) and shall be subject to and disbursed pursuant to the terms of that certain Escrow Agreement to be entered into by and between Purchaser, Seller and Escrow Agent attached hereto as Exhibit A (the “Escrow Agreement”). The Escrow Agent shall deposit the Deposited Cash Consideration into a high yield interest bearing account (the “Escrow Fund”) which shall be held therein until released from escrow pursuant to the terms of the Escrow Agreement (the “Escrow Period”). The Stock Consideration shall be deposited with the Escrow Agent by the Purchaser delivering to the Escrow Agent: (i) stock certificates representing an aggregate amount of shares of Telkonet Common Stock equal to the Stock Consideration (the “Deposited Shares”); and (ii) stock powers for the Deposited Shares, duly endorsed in blank by Telkonet. Escrow Agent shall pay to Seller the Stock Consideration and Deposited Cash Consideration (and any earnings thereon) in accordance with, and pursuant to the terms of, the Escrow Agreement, less any credits to be provided to Purchaser in accordance with this Section 2(b). A credit shall be provided to Purchaser if the number of “Subscribers” in “Good Standing” (as such terms are defined below), delivered to Purchaser at Closing is less than 1841 (which is acknowledged to be 95% of the 1938 Subscribers that Seller believes to be in Good Standing). In the event that a credit shall be issued to Purchaser in accordance with this Section 2(b), the credit to Purchaser shall be an amount equal to the product of: (i) the difference between: (A) 1841; less (B) the actual number of Subscribers in Good Standing; multiplied by (ii) a fraction having a numerator of 2,550,000 and a denominator of 1938 (i.e. the number of Subscribers Seller believes will be in Good Standing (such fraction, the “Credit Per Subscriber”). If the Subscribers in Good Standing are at least 1841, the Escrow Agent shall pay all of the Deposited Cash Consideration, Stock Consideration and earnings thereon to the Seller. At the end of the Escrow Period if the number of Subscribers in Good Standing delivered to Purchaser at Closing exceeds 2035 (i.e. which is 105% of the 1938 Subscribers Seller believes will be in Good Standing), the Purchaser shall immediately pay additional consideration (in addition to the Stock Consideration and the Cash Consideration (including any earnings thereon) in the amount equal to the product of: (i) the difference between: (A) the actual number of Subscribers in Good Standing; less (B) 2035; multiplied by (ii) the Credit Per Subscriber. The amount of any credit to be provided to Purchaser or additional consideration to be paid to Seller pursuant to this Section 2(b) shall be paid: (i) all in cash so long as such amount does not exceed $100,000.00; or (ii) 40% in cash and 60% in Telkonet Common Stock (based on the average of the closing price for one share of Telkonet Common Stock for the ten (10) trading days occurring immediately prior to the Closing Date), if such amount exceeds $100,000.00. For purposes of this Agreement the term “Subscriber” shall mean any customer of Seller who is existing as of the date of Closing. For purposes of clarity: (i) a customer shall include any person or entity from whom Seller, directly or indirectly, receives compensation with respect to or in exchange for providing telephone or internet services, including any person who becomes a customer prior to the Closing Date as a result of any marketing program or campaign conducted by or on behalf of Seller described in Schedule 4(l) hereof; and (ii) a customer shall count as one Subscriber of Seller regardless of whether such customer subscribes to one or a combination of the internet or telephone services provided by Seller. A Subscriber shall be in “Good Standing” if his or her account is no more than sixty (60) days’ in arrears on the date of Closing, measured from the date that payment is due for the first unpaid month’s services. The procedure for finalizing the number of Subscribers in Good Standing, additional consideration to be paid to Seller, if any, and the credits to be provided to Purchaser, if any, shall be as set forth in the Escrow Agreement. The credits to be paid to Purchaser, if any, or the additional consideration to be paid to Seller, if any, shall be paid pursuant to the terms of this Section 2(b) and the Escrow Agreement.

(c)    Allocation of Purchase Price. The Purchase Price shall be allocated among the Sale Assets in accordance with Schedule 1(c). Seller and Purchaser shall be bound by such allocations, shall not take any position inconsistent with such allocations, and shall file all returns and reports with respect to the transactions contemplated by this Agreement on the basis of such allocations.

3.    Liabilities Not Assumed. Seller agrees that Purchaser is not assuming any liabilities or obligations of Seller hereunder other than: (i) obligations and liabilities with respect to the period from and after the Closing arising under any of the Business Instruments and Licenses set forth on Schedule 4(e) and Schedule 4(f), respectively, (ii) obligations and liabilities arising out of Purchaser’s operation of the Broadband Business from and after the Closing including, without limitation, executory Subscriber contracts and (iii) obligations and liabilities for Subscriber prepayments, deposits and credits of the Broadband Business as of the Closing Date (all such liabilities and obligations described in Sections 3(i), (ii) and (iii) being hereinafter collectively referred to as the “Assumed Liabilities.” For purposes of clarity, the parties agree that Purchaser is not assuming any obligations or liabilities arising under or related to the legal proceedings described in Schedule 4(g) hereto and should Purchaser incur any loss or damage directly resulting from the obligations or liabilities arising under or related to the legal proceedings described in Schedule 4(g) and seek indemnification for such losses or damages in accordance with the terms of this Agreement, the limitations set forth in Section 9(e) hereof shall not apply. At and after the Closing Date, Purchaser shall assume, discharge and otherwise satisfy the Assumed Liabilities. Other than any Assumed Liabilities, obligations and liabilities with respect to the pre-Closing period shall be the responsibility of Seller, and if any such item is paid by Purchaser following the Closing, Seller shall be obligated to reimburse Purchaser therefor in accordance with the terms of this Agreement.

4.    Seller’s Representations and Warranties. Seller represents and warrants to Purchaser as follows:

(a)    Organization; Authority. Seller is a New Jersey general partnership and has all requisite power and authority to conduct the Broadband Business as it is now being conducted and to own and operate the Sale Assets. Newport Telecommunications Company., Inc., the corporate general partner of Seller is authorized to execute and deliver this Agreement on behalf of Seller in accordance with Seller’s partnership agreement. This Agreement is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

(b)    Consents. Except as set forth on Schedule 4(b), neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (i) violate or conflict with Seller’s partnership agreement; (ii) violate, conflict with, constitute a default under, result in the termination of, accelerate the performance required by or result in the imposition of any encumbrance pursuant to any agreement or other instrument to which the Seller is a party or by which Seller is bound except where the violation, conflict, default, termination, acceleration or imposition would not have a Material Adverse Effect; or (iii) violate any statute, law, rule or regulation or any judgment, decree, order, regulation or rule of any court or federal, state or local governmental authority to which Seller is subject. Schedule 4(b) sets forth a true and complete list of all consents, approvals, waivers, filings and notices necessary or required to consummate the transactions contemplated hereby (collectively, the “Required Consents”). As used in this Agreement the term “Material Adverse Effect” means any effect or change that would be materially adverse to the Broadband Business or the Sale Assets, or on the ability of Seller to timely consummate the transactions contemplated hereby.

(c)    Title to Sale Assets. Except as set forth on Schedule 4(c), Seller has sole, good and valid title to all of the Sale Assets consisting of tangible and intangible personal property, including without limitation Business Instruments (subject to the terms of such Business Instruments), Licenses (subject to the terms of such Licenses), Subscriber accounts, Subscriber lists, inventory, equipment and general intangibles, all free and clear of any liens, claims and other encumbrances. A true and complete list of Seller’s material tangible assets is set forth on Schedule 4(c).

(d)    Right of Access to Real Property. Attached as Exhibit B is that certain Grant of License and Right of Entry Agreement dated as of January 1, 2007, between Hudson Conduit Associates LLC (“Hudson Conduit”) and Seller (the “License and ROE”), permitting Seller to have access to those Newport Properties set forth in the License and ROE in order to provide the Broadband Business thereat, through a certain conduit owned by Hudson Conduit. Seller has a good and valid license and right of access and entry to those Newport Properties described in the License and ROE in order to provide the Broadband Business thereat. The License and ROE is subject to Permitted Encumbrances (as hereinafter defined). As used herein, “Permitted Encumbrances” means (a) liens for taxes, assessments and governmental charges not yet due and payable; (b) zoning laws and ordinances and similar legal requirements; (c) rights reserved to any governmental authority to regulate the affected real property; and (d) mortgages, deeds of trust or similar instruments, (e) ground or underlying leases, (f) security interests of the applicable property owners and (g) all easements, rights-of-way, servitudes, permits, restrictions and imperfections or irregularities in title which are reflected in the public records and that do not individually or in the aggregate materially or adversely interfere with any rights of Seller in and to the License and ROE, including but not limited to rights to conduct the Broadband Business or to consummate the transactions contemplated herein. The Parties agree that no access rights have been provided for telecommunications services provided by Seller to its customers at the Shore Condominium Residences at Newport located at 20 Newport Parkway, Jersey City, New Jersey (the “Shore Building”) since Purchaser has obtained or will obtain access rights separately from Shore at Newport Condominium Association, Inc.

(e)    Business Instruments. Schedule 4(e) sets forth a true and complete list of all contracts, franchises, leases (for real and personal property), licenses, pole attachment and other utility agreements, retransmission consent agreements, service and access agreements and all other agreements and instruments (other than Licenses) relating to the Broadband Business which are not Excluded Assets (the “Business Instruments”), including the parties thereto and the subject matter and expiration dates thereof. Seller has delivered to Purchaser true and complete copies of all Business Instruments, including all amendments, modifications and supplements thereto. Each Business Instrument is in full force and effect and constitutes the legal, valid and binding obligation of Seller and, to Seller’s Knowledge any other party(ies) thereto and is enforceable in accordance with its respective terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors’ rights generally, or by principles governing the availability of equitable remedies. There are no defaults which have occurred and are continuing beyond any applicable notice and cure periods under any of the Business Instruments by Seller or, to Seller’s Knowledge, the other party(ies) thereto; nor has any event occurred that, with the giving notice or the passage of time or both, would constitute a default or event of default thereunder. The Business Instruments delivered to Purchaser contain all obligations and liabilities of Seller with respect to such instruments or the rights granted thereunder. Seller is not a party to, and neither Seller, the Sale Assets nor the Broadband Business is subject to or bound by, any agreement limiting Seller’s ability to compete in any services provided in connection with the Broadband Business in the United States. As used in this Agreement the term “Knowledge of Seller” or “Seller’s Knowledge” shall mean the actual knowledge of Rick Garrigan, Seller’s, General Manager and all direct reports to him and/or such knowledge that such individuals could be expected to discover or otherwise become aware in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.

(f)    Licenses. Schedule 4(f) sets forth a true and complete list of all governmental or regulatory licenses, permits and other governmental authorizations and approvals held by Seller relating to the Broadband Business (“Licenses”), including the grant and the termination dates thereof. To the Knowledge of Seller, all Licenses are in full force and effect, and Seller has not been notified that it is subject to any fines or penalties in connection therewith.

(g)    Legal Proceedings. Except as set forth on Schedule 4(g), there is (i) no suit, action or proceeding pending or, to Seller’s Knowledge, threatened, against Seller or the Broadband Business or any of the Sale Assets, and (ii) no judgment, decree, injunction, rule or order or any investigation or proceeding of any court, governmental department, agency or instrumentality involving Seller and/or the Sale Assets or the Broadband Business.

(h)    Financial Statements. Seller has delivered to Purchaser true and correct copies of the financial statements identified on Schedule 4(h) (collectively, the “Seller’s Financial Statements”). Seller’s Financial Statements: (i) are correct and complete in accordance with the books and records of Seller, (ii) fairly present the financial condition of Seller as of such dates and the results of its operations for the periods covered thereby, and (iii) were prepared in accordance with GAAP (subject to year-end adjustments and except for the omission of certain footnotes and other presentation items required by GAAP with respect to audited financial statements, which adjustments, footnotes and presentation items, if prepared as required for audited financial statements, would not reveal any fact or condition materially adverse to the financial condition or results of Seller presented in such unaudited Statements).

(i)    Conduct of Business. Except as set forth on Schedule 4(i): (i), Seller has operated the Broadband Business in compliance in material respects with all applicable laws, regulations, ordinances and other legal requirements; and (ii) the Sale Assets constitute all of the assets, rights and properties necessary to conduct, operate and maintain the Broadband Business as conducted, operated and maintained by Seller immediately prior to the date hereof.

(j)    Brokers. Seller has not employed any broker, finder or investment banker in connection with the Sale Assets transaction contemplated by this Agreement, nor is any broker, finder or investment banker entitled to any brokerage, finder or other fee or commission from Purchaser, in connection with this Agreement or the transactions contemplated hereby.

(k)    Sales Tax. There is no sales tax due from Seller with respect to the Broadband Business for periods prior to the Closing Date that are outstanding other than sales taxes for periods for which as of the Closing Date a sales tax return is not yet required to be filed.

(l)    Long Term Obligations. The form(s) of all written agreement(s), if any, which Seller may enter into with Subscribers, obligating Seller to provide specific services in connection with the Broadband Business, is/are attached to Schedule 4(l) hereof.

5.    Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller as follows:

(a)    Organization; Authority. Purchaser is a corporation duly organized and in good standing under the laws of the State of New Jersey and has all requisite power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets it now owns. Purchaser, has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect or by principles governing the availability of equitable remedies.

(b)    No Violation. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (i) violate or conflict with Purchaser’s certificate of formation or operating agreement; (ii) violate, conflict with, constitute a default under, result in the termination of or accelerate the performance required by any agreement or arrangement to which Purchaser is a party or by which Purchaser is bound; or (iii) violate any statute, law, rule or regulation or any judgment, decree, order, regulation or rule of any court or federal, state or local governmental authority, which violation, conflict, default, termination or acceleration would have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.

(c)    Legal Proceedings. There is no (i) suit, action, proceeding pending or to Purchaser’s Knowledge, threatened against Purchaser, and (ii) judgment, decree, injunction, rule or order or any investigation or proceeding of any court agreement department, agency or instrumentally involving Purchaser, which would cause Purchaser to be unable to consummate the transactions contemplated by this Agreement. As used in this Agreement the term “Knowledge of Purchaser” or “Purchaser’s Knowledge” shall mean the actual knowledge of Frank Matarazzo Purchaser’s, Chief Executive Officer and/or such knowledge that such individual could be expected to discover or otherwise become aware in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter

(d)    Brokers. Purchaser has not employed any broker finder or investment banker in connection with the Sale Assets Transaction contemplated by this agreement, nor is any broker, finder or investment banker entitled to any brokerage finder or other fee or commission from Purchaser or Telkonet in connection with this Agreement or the transactions contemplated hereby.

(e)    Financial Statements. The Purchaser’s financial statements are identified on Schedule 5(e) (the “Purchaser’s Financial Statements”). Purchaser’s Financial Statements: (i) are correct and complete in accordance with the books and records of Purchaser, (ii) fairly present the financial condition of Purchaser as of such dates and the results of its operations for the periods covered thereby, and (iii) were prepared in accordance with GAAP (subject to year-end adjustments and except for the omission of certain footnotes and other presentation items required by GAAP with respect to audited financial statements, which adjustments, footnotes and presentation items, if prepared as required for audited financial statements, would not reveal any fact or condition materially adverse to the financial condition or results of Purchaser presented in such unaudited Statements).

6.    Telkonet’s Representations and Warranties; Breach of Representations or Warranties.

(a)   Telkonet hereby represents and warrants to Seller, the following:

(i)    Organization. Telkonet is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws. Telkonet has the requisite corporate power to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. Telkonet is qualified to do business as a foreign corporation in each jurisdiction in which the ownership of its property or the nature of its business requires such qualification.

(ii)    Authority; No Conflict. The execution, delivery and performance by Telkonet of its obligations under this Agreement and the consummation by Telkonet of all transactions contemplated to consummated by Telkonet pursuant to this Agreement have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Telkonet and constitutes the valid and binding obligations of Telkonet enforceable in accordance with its respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and general principles of equity that restrict the availability of equitable remedies. The execution and delivery of this Agreement and the consummation of the transactions contemplated to be consummated by Telkonet hereunder, including, without limitation, the issuance, sale and delivery of the shares of Telkonet common stock comprising: (i) the Stock Consideration; and (ii) the additional consideration to be delivered to Seller in accordance with the terms of Section 2(b) of this Agreement, if applicable, (collectively, the “Shares”), will not: (A) conflict with or violate any provision of the Certificate of Incorporation, Bylaws or other governing document of Telkonet; or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any contract, lease, sublease, license, agreement, mortgage for borrowed money, instrument of indebtedness or other arrangement to which Telkonet is a party or by which Telkonet is bound or to which its assets are subject.

(iii)    Legal Proceedings. There is no (i) suit, action, proceeding pending or to the knowledge of Telkonet, threatened against Telkonet, and (ii) judgment, decree, injunction, rule or order or any investigation or proceeding of any court agreement department, agency or instrumentally involving Telkonet, which would restrict of prohibit Telkonet from consummating the transactions contemplated by this Agreement, including, without limitation, issuing and delivering all of the Shares to Seller, as contemplated under this Agreement.

(iv)    Governmental Consents. No consent, approval, order or authorization of, or registration qualification, designation declaration or filing with any federal, state, local or provincial governmental authority or any other regulatory agency or authority is required in connection with the issuance, sale and delivery of the Shares as contemplated by this Agreement except for filings which have been made prior to Closing under applicable federal and state securities laws.

(v)    Issuance of Stock Consideration. The issuance, sale and delivery of the Shares has been duly authorized by all necessary corporate action on the part of Telkonet. The Shares, when so issued, sold and delivered in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable.

(vi)    Title to Shares. Telkonet is the sole owner of the Shares, has the unrestricted right to sell and transfer the Shares to Seller and Telkonet will transfer and deliver the Shares to Seller free and clear of all liens, encumbrances, options or other adverse claims (as defined in the Uniform Commercial Code) of any kind whatsoever.

(b)    Indemnification by Telkonet. The representations and warranties contained in this Section 6 shall survive for the duration of the applicable statute of limitations with respect to the matters set forth therein. Telkonet shall indemnify and hold all “Seller Indemnitees” (as defined in Section 9, below) harmless from and against any “Damages” (as defined in Section 9, below) asserted against, imposed upon or incurred by any such Seller Indemnitee to the extent resulting from a breach of any of Telkonet’s representations or warranties set forth in this Section 6.

7.    Purchaser’s Access to Seller’s Books and Records After Closing. Seller shall, for a period of three (3) years after Closing, give Purchaser’s officers, employees, accountants and other representatives, at Purchaser’s expense, reasonable access to Seller’s business and financial records and accounts during Seller’s business hours to the extent reasonably necessary (and at no expense to Seller), to enable Purchaser to obtain any information and data required in connection with the preparation of Purchaser’s and its affiliates’ financial statements and any regulatory filings relating to the Broadband Business.

8.    Closing Conditions and Deliveries.

(a)    Seller’s Deliveries. At or prior to the Closing, Seller shall deliver the following to Purchaser:

(i)      Four (4) originals of the Escrow Agreement in the form of Exhibit A annexed hereto, duly executed by Seller;

(ii)    Four (4) original of the Assignment and Assumption Agreement in the form of Exhibit C annexed hereto, duly executed by Seller;

(iii)    such other instruments or documents as Purchaser shall request to evidence the transfer of all the Sale Assets to Purchaser in accordance with the terms hereof (including, without limitation, a Bill of Sale in the form of Exhibit D, attached hereto);

(iv)    All Required Consents, other than any renewal of Seller’s ARIN membership, in a form reasonably satisfactory to Purchaser, the terms of which shall not contain any change in the underlying instrument that would constitute a Materially Adverse Effect;

(v)     a true and complete list of Subscribers as of a date reasonably close to (and not more than five (5) business days preceding) the Closing Date, an updated list of Subscriber deposits and prepayments;

(vi)    a true and complete accounts receivable aging report as of a date not more than two (2) business days prior to the Closing Date;

(vii)   evidence, reasonably satisfactory to Purchaser, of the release or termination of all security interests, liens and other encumbrances affecting the Sale Assets (other than the Permitted Encumbrances), if any;

(viii)   Four (4) original executed copies of an Agreement of Lease between 25 River Drive South Urban Renewal Company, as Landlord and Microwave Satellite Technologies, Inc., as tenant for the office premises located on the 6th floor of Newport Office Center VIII, 100 Town Square Place, Jersey City, New Jersey.

(ix)    A Certificate dated as of the Closing Date and signed by the duly authorized officer of the corporate general partner of Seller: (A) attesting to the incumbency of each person who shall execute this Agreement as an officer of the corporate general partner on behalf of Seller and any other agreement entered into in connection with this Agreement to which Seller is a party; and (B) certifying that attached thereto is a true and complete copy of the Partnership Agreement of the Seller as in effect as of the Closing Date; and

(x)     Written resolutions of the corporate general partner of Seller authorizing the execution, delivery and performance of the corporate general partner on behalf of the Seller of this Agreement and any other agreement executed in connection with this Agreement to which Seller shall be a party.

(b)    Purchaser’s Deliveries. At or prior to the Closing, Purchaser shall deposit the Stock Consideration and the Deposited Cash Consideration with the Escrow Agent as provided for in Section 2(b) herein and shall deliver the following to Seller:

(i)      Five Hundred Ten Thousand Dollars ($510,000.00) shall be delivered to Seller by wire transfer pursuant to wire instructions provided by Seller;

(ii)    Four (4) originals of the Escrow Agreement in the form of Exhibit A annexed hereto, duly executed by Purchaser;

(iii)    Four (4) original of the Assignment and Assumption Agreement in the form of Exhibit C annexed hereto, duly executed by Purchaser;

(iv)    Four (4) originals of a fully executed License from Purchaser to Realty Information Systems Co. to use fiber constituting a portion of the Sale Assets in the form annexed hereto as Exhibit E.

(v)    A Secretary’s Certificate dated as of the Closing Date and signed by the Secretary of Purchaser: (A) attesting to the incumbency of each person who shall execute this Agreement and any other agreement entered into in connection with this Agreement to which Purchaser is a party; (B) certifying that attached thereto is a true and complete copy of the Certificate of Incorporation of the Purchaser as in effect as of the Closing Date; and (C) certifying that attached thereto is a true and complete copy of Purchaser’s Bylaws as in effect as of the Closing Date.

(vi)    Written resolutions or the requisite approvals of the board of directors of the Purchaser and the shareholders of the Purchaser, in form and substance reasonably satisfactory to Seller, authorizing the execution, delivery and performance by Purchaser of this Agreement and any other agreement executed in connection with this Agreement to which Purchaser is a party, which copy shall be certified by the appropriate officer of the Purchaser as being the true and correct copies of such approvals.

(vii)   Written resolutions or the requisite approvals of the board of directors of Telkonet, in form and substance reasonably satisfactory to Seller, authorizing the issuance of the Shares and the execution, delivery and performance by Telkonet of its obligations under this Agreement, which copy shall be certified by the appropriate officer of Telkonet as being the true and correct copies of such approvals.

9.    Survival and Indemnification.

(c)    Survival of Representations and Warranties.  The representations and warranties contained in this Agreement shall survive the Closing for a period of one (1) year, except that the representations and warranties set forth in: (i) the second sentence of Section 4(a), (ii) Section 4(c) (to the extent related to the title of the Sale Assets), (iii) Section 4(j), (iv) the second sentence of Section 5(a) and (v) Section 5(d) shall survive for the duration of the applicable statute of limitations with respect to the matters set forth therein.

(d)    Indemnification by Seller. Subject to the limitations set forth in Section 9(e) below, Seller shall indemnify and hold Purchaser and its affiliates (including said parties’ officers, directors, partners, shareholders, managers, members, employees and agents) (“Purchaser Indemnitees”) harmless from and against any demand, claim, action, damage or liability (including without limitation reasonable attorney’s fees) (collectively, “Damages”) asserted against, imposed upon or incurred by any such Purchaser Indemnitee to the extent resulting from: (i) a breach of any of Seller’s representations or warranties set forth herein; (ii) a breach of any of Seller’s covenants set forth herein; (iii) any litigation, legal proceeding or claim against Purchaser or Purchaser Indemnitees relating to Seller’s relationship with any Subscriber, the Broadband Business or the Sale Assets during the time period prior to the Closing Date; or (iv) any liability or obligation relating to the period prior to the Closing Date and not specifically assumed by Purchaser in accordance with the provisions hereof (any such claim, a “Purchaser Indemnification Claim”).

(e)    Indemnification by Purchaser. Purchaser shall indemnify and hold Seller and its affiliates (including said parties’ officers, directors, partners, shareholders, managers, members, employees and agents (“Seller Indemnitees”) harmless from and against any Damages asserted against, imposed upon or incurred by any such Seller Indemnitee to the extent resulting from: (i) a breach of any of Purchaser’s representations or warranties set forth herein; (ii) a breach of any of Purchaser’s covenants set forth herein; (iii) any litigation, legal proceeding or claim against Seller or Seller Indemnitees relating to Purchaser’s relationship with any of its customers (including, any Subscriber), the Broadband Business or the Sale Assets during the time period following the Closing Date; or (iv) any liability or obligation relating to the period prior to the Closing Date and which has been specifically assumed by Purchaser in accordance with the provisions hereof (any such claim, a “Seller Indemnification Claim”).

(f)    Indemnification Procedures. Purchaser shall promptly notify Seller of any Purchaser Indemnification Claim and Seller shall promptly notify Purchaser of any Seller Indemnification Claim, provided, that the failure to give such notice shall not affect any of Purchaser’s or Seller’s right to indemnification unless the party from which indemnification is sought shall have been materially prejudiced thereby. If the claim is as a result of a third party matter, the indemnifying party shall be entitled to participate in the defense thereof, and, if it so chooses, to assume the defense thereof with counsel that it selects, and subject to the other party’s right to participate in such defense and to employ its own counsel, at its own expense. Neither Seller nor Purchaser shall consent to the entry of any judgment or enter into any settlement with respect to the other party without the prior written consent of such other party, which consent will not be unreasonably withheld, provided that Seller or Purchaser, shall have assumed the defense of a Purchaser Indemnification Claim or Seller Indemnification Claim, as applicable, and such party shall have acknowledged in writing its obligation to provide indemnification in connection with such claim.

(e)    Limitations. Seller shall not be liable to the Purchaser Indemnitees under this Section 9 for any Damages unless and until the cumulative amount otherwise due to the Purchaser Indemnitees for all claims for Damages under this Section 9 exceeds Seventy-Five Thousand Dollars ($75,000.00). Thereafter, the amount due to the Purchaser Indemnitees for all claims for indemnification under this Section 9 in excess of Seventy-Five Thousand Dollars ($75,000.00) shall be indemnifiable, but in no event shall the Seller be required to indemnify the Purchaser Indemnitees under this Section 9 once the aggregate of: (i) the amount of Seller’s liability to the Purchaser Indemnitees under this Section 9 for any Damages; and (ii) the aggregate amount incurred by the “Newport Entities” (as defined in that certain Agreement dated as of the date hereof, by and among Seller, Purchaser and those other parties identified therein as “Building Owners” which provides for agreements among the parties relating to DirecTV programming services at certain Newport Properties (the “DirecTV Agreement”)) arising from or related to the “Newport Entities Obligations” (as defined in the DirecTV Agreement) exceed One Million Dollars ($1,000,000.00).

(f)    Sole Remedy. The remedies set forth in this Section 9 of the Agreement shall be the exclusive remedies of the: (i) parties to this Agreement, (ii) the Seller Indemnitees and (iii) the Purchaser Indemnitees with respect to the subject matter of this Agreement and shall control and determine the rights and obligations of the: (A) parties to this Agreement, (B) the Seller Indemnitees, and (C) the Purchaser Indemnitees, with respect to all claims, demands, losses and other causes of action arising in connection with this Agreement.

(g)    Insurance Proceeds. The amount of any Damages for indemnification to be provided under this Section 9 shall be net of any amount actually recovered by the Purchaser Indemnitees or Seller Indemnitees, as applicable, under any applicable insurance policies with respect to such Damages.

10.   Access to Books and Records. Seller shall have the right, from time to time, at Seller’s expense, through its duly authorized agents, to review and inspect, during reasonable business house and upon reasonable notice to the Purchaser, all corporate books and business records pertaining to the Broadband Business for periods prior to the Closing Date which were transferred from Seller to Buyer in accordance with the terms of this Agreement.

11.     Miscellaneous.

(g)    Notices. Any notice or other correspondence to be given in connection with this Agreement shall be in writing and shall be delivered by hand, overnight courier, registered or certified mail (postage prepaid, with return receipt requested), or by facsimile (provided that the sender receives printed confirmation of receipt) to the addresses and/or facsimile numbers set forth below or to such other address or facsimile number as a party may designate by notice given to the other party in accordance with the terms hereof. Any notice to be given by a party may be given by such party’s counsel. Each notice shall be deemed effective upon its receipt or refusal.

Notices to Seller : James Lavin Newport Telecommunications Co. 111 Town Square Place Jersey City, New Jersey 07310	with a copy to: James T. LeFrak Lefrak Organization, Inc. 40 West 57th Street, 23rd Floor New York, New York 10019

with a copy to: Riker, Danzig, Scherer Hyland & Perretti, LLP One Speedwell Avenue PO Box 1981 Morristown, New Jersey 07962 Attention: Robert Daleo, Esq. Fax: (973) 538-1984

Notices to Purchaser: Frank T. Matarazzo 258-263 Goffle Road Hawthorne, New Jersey 07506 Fax: (973) 304-6081	with a copy to: Womble Carlyle Sandridge & Rice, PLLC 1401 Eye Street, N.W. Seventh Floor Washington, DC 20005 Attention: Howard J. Barr Fax: (202) 261-0006

(h)    Expenses; Taxes. Except as otherwise set forth herein, each party shall be responsible for its own fees and expenses (including legal fees) in connection with the transactions contemplated hereby. Purchaser shall be responsible for and shall pay all federal, state and local transfer, sales, use and other taxes with respect to the sale of the Sale Assets.

(i)    Further Assurances. Seller and Purchaser hereby agree, at their own cost and expense, to execute and deliver any agreement, document or instrument and to take or cause to be taken any further action that the other may request in order to more fully give effect to the transactions contemplated hereby.

(j)    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of New Jersey without giving effect to the principles of conflicts of laws.

(k)    Entire Agreement; Amendment; Waiver.  This Agreement (including all schedules, exhibits and other agreements executed in connection with this Agreement) constitutes the entire agreement and understanding of the parties and supersedes any and all prior and contemporaneous agreements, understandings, correspondence, representations and warranties, oral or written. This Agreement shall not be amended, nor shall any term or provision hereof be waived, except in a writing signed by the party(ies) affected thereby. No waiver shall operate as a waiver of, or estoppel with respect to, any subsequent breach.

(l)     Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither party shall assign its obligations or rights hereunder without the other party’s prior written consent. Any attempted or purposed assignment in violation of this Section shall be null and void and have no force or effect.

(m)   Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts that together shall constitute a single instrument. A facsimile copy of any signature hereto and to any amendment or supplement hereto shall be valid.

(n)    Confidentiality.  The parties covenant and agree not to communicate the terms or any aspect of this Agreement and the transactions contemplated hereby to any person or entity and to hold, in the strictest confidence, the content of any and all information in respect of the Sale Assets, Broadband Business, Seller or Purchaser, which is disclosed by Seller to Purchaser or by Purchaser to Seller, as applicable, without the express written consent of the party disclosing such information; provided, however, that either party may, without consent, disclose the terms hereof and the transactions contemplated hereby (a) to its respective advisors, consultants, attorneys, accountants, partners, investors, and lenders (the “Transaction Parties”) without the express written consent of the other party, so long as any such Transaction Parties to whom disclosure is made shall also agree to keep all such information confidential in accordance with the terms hereof; and (b) if disclosure is required by law or by regulatory or judicial process or pursuant to any regulations promulgated by the New York Stock Exchange or other public exchange for the sale and purchase of securities, provided that in such event Seller or Purchaser, as applicable, shall notify the other party in writing of such required disclosure, shall exercise all commercially reasonable efforts to preserve the confidentiality of the confidential documents or information, as the case may be, including, without limitation, reasonably cooperating with the other party to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such confidential documents or information, as the case may be, by such tribunal and shall disclose only that portion of the confidential documents or information which it is legally required to disclose. The foregoing confidentiality obligations shall not apply to the extent that: (A) any such information is: (i) a matter of public record; (ii) is provided in other sources readily available or (iii) is otherwise properly, legally and generally known, in the telecommunications industry other than as a result of disclosure by Seller or Purchaser or the Transaction Parties, as applicable; or (B) such information was in the party’s possession prior to entering into this Agreement or prior to the disclosure by the other party. The provisions of this Section shall survive the Closing.

(i)     Non-competition. In consideration of the payment of the Purchase Price and the other provisions of this Agreement, Seller shall not, for a period of three (3) years from the date of this Agreement: (a) own, operate, manage, maintain or participate in any business which is primarily engaged in the business of offering or providing telephone, video or internet services at the Newport Properties, whether on a resale basis or otherwise (b) market or assist in the marketing at the Newport Properties of any telephone, video or internet services which are provided at the Newport Properties by any third party other than Purchaser or its affiliates; (c) either alone or in conjunction with any other third party, directly or indirectly, solicit or divert or attempt to solicit or divert any employee of the Purchaser or in any way interfere with the relationship between Purchaser and any of its employees, or (d) either alone or in conjunction with any other third party, directly or indirectly, solicit or attempt to solicit any resident of the Newport Properties for the purpose of selling any telephone, internet or video services at the Newport Properties which are then provided by Seller. Notwithstanding the foregoing, it is expressly understood and agreed to by Purchaser that Seller, its affiliates and/or any Owner (as defined in that certain Master Communications Access and Service Agreement dated as of the date hereof (the “Master Access Agreement”)), whether or not an affiliate of Seller, may assist (so long as such assistance is not in violation of that certain Marketing Program and Support Agreement attached as Exhibit B to the Master Access Agreement) other providers or resellers of telephone, video or internet services in providing telephone, video or internet services at the Newport Properties (even if such services are competitive with the Broadband Business), which assistance shall include, but not be limited to, providing such providers or resellers access to the Newport Properties to install or maintain facilities or equipment at the Newport Properties; provided, however, that, except for providing such entities with access to the Newport Properties through the Hudson Conduit, for which Seller, its affiliates or Owners, whether or not an affiliate of Seller, may receive compensation and any charges which Realty Information Systems Co.  may impose for permitted uses of certain fiber as provided for in that certain License Agreement by and between Purchaser and Realty Information Systems Co., dated as of the date hereof, Seller shall not be permitted to receive compensation in exchange for assisting such entities. Provided, further, that nothing contained in this Agreement shall prohibit or impair Seller or its affiliates or Owners from: (i) transacting business with or providing services on behalf of Purchaser; or (ii) from satisfying any obligations or responsibilities under any applicable federal, state or local law, rule, regulation or ordinance or under that certain MDU System Operator Agreement dated as of June 14, 2003 by and between Seller and Minnesota Digital Universe. Provided, further that, subject to the forty (40) month and five percent (5%) limitation on the new installation of wiring within certain buildings located at the Newport Properties as provided for in Section 1.01 of the Master communications and Access Agreement, nothing contained herein shall prohibit or restrict Seller or its affiliates or Owners from assisting any tenant or resident of the Newport Property in installing or maintaining any equipment for any video, internet or telephone services (even if such services are competitive with the Broadband Business), including, without limitation, by providing or facilitating such tenants or residents with access to certain areas located at the Newport Properties. Provided, further that nothing contained within this Agreement shall prohibit Seller or its affiliates or owners from purchasing or otherwise acquiring up to (but not more than) twenty-five percent (25%) of any class of the securities of any third party (but may not otherwise participate in the activities of such third party) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Purchaser and Seller acknowledge and agree that providing tenants or residents of the Newport Properties with the phone numbers and other contact information of any provider or reseller of telephone, video or internet services which is providing or re-selling such services at the Newport Properties shall be permitted under this Agreement and shall not be deemed to be in violation of the Marketing Program and Support Agreement referenced above.

(j)     True Up for Purchase of Centrex Lines. Pursuant to the terms of this Agreement, all of Seller’s right, title and interest in and to that certain Services Agreement dated as of December 30, 2004, by and between Newport Telecommunication and Verizon New Jersey Inc. pertaining to Newport Telecommunication’s purchase of Centrex lines from Verizon New Jersey, Inc. (the “Centrex Agreement”) shall be assigned and transferred to Purchaser. In connection therewith, Seller and Purchaser acknowledge and agree that in the event that Purchaser shall be charged with any fee relating to Purchaser’s failure to purchase the requisite minimum number of Centrex lines pursuant to the Minimum Line Obligation under the Centrex Agreement, Seller hereby agrees to reimburse Purchaser the amount of any such fee to the extent that such amount exceeds the amount charged for Purchaser’s actual purchase and usage of the Centrex lines.

(k)    Satellite Services. From the date hereof and until July 14, 2008, Purchaser shall not, directly or indirectly, offer, sell or solicit sales of, take orders for, or provide or install equipment for, any direct-to-home satellite broadcast services to be provided at the Newport Properties.

(l)    Packeteer Lease. Purchaser and Seller hereby acknowledge and agree that after the Closing : (i) Seller will assign and transfer to Purchaser all of its right, title and interest in and to that certain Lease Agreement dated as of August 22, 2006 by and between Newport Telecommunications Company, Inc. and CIT Technology Financing Services, Inc. (“CIT”) (the “Packeteer Lease”); or (ii) if Seller cannot transfer and assign all of its, right, title and interest in the Packeteer Lease to Purchaser, Purchaser shall enter into a new lease agreement with CIT for the same equipment that is the subject of the Packeteer Lease (the “New Packeteer Lease Agreement”). In the event that subsection (ii) of this Section 11(l) shall apply and Purchaser shall enter into the New Packeteer Lease Agreement with CIT, Seller shall pay Purchaser the excess amount, if any, that Purchaser shall be obligated to pay under the New Packeteer Lease Agreement as compared with the amount that Purchaser would have been obligated to pay to CIT under the Packeteer Lease.

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IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed and delivered as of the date first above written.

Microwave Satellite Technologies, Inc.

By:	/s/ Frank T. Matarazzo
Name: Frank T. Matarazzo
Title: Chief Executive Officer

NEWPORT TELECOMMUNICATIONS CO.

By: Newport Telecommunications Company, Inc., its partner

By:	/s/ James T. LeFrak
Name: James T. LeFrak
Title: Vice President

TELKONET, INC. (solely with respect to Section 6 of this Agreement)

By:	/s/ Ron Pickett
Name: Ron Pickett
Title: President